UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – MAY 14, 2008

RACINO ROYALE, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-31639	88-0436364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

144 Front Street West, Suite 700
Toronto, Ontario Canada M5J 2L7
(Address of principal executive offices)

(416) 477-5656
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 9.01:	Financial Statements and Exhibits.

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 14, 2008, the Board of Directors (the “Board”) of Racino Royale, Inc. (the “Company”) appointed three new members to the Board, Mr. Graham Simmonds, Mr. Randy Barber and Mr. Adam Szweras. Ms. Carrie Weiler resigned as a member of the Board on May 14, 2008 also.

Ms. Weiler’s resignation was voluntary and did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The three new directors are considered independent directors.

J. Graham Simmonds

In 2003, Mr. Simmonds co-founded Baymount Inc. Mr. Simmonds is currently and has been CEO of Baymount since 2003. Mr. Simmonds has spent the past four years developing the horseracing and gaming business of Baymount. Baymount is a publicly listed company trading on the TSX Venture Exchange (TSXV) under the symbol BYM.

Mr. Simmonds has over 10 years of experience in the horseracing industry as an owner and breeder of thoroughbred and standardbred racehorses as well as 8 years of experience in public company management and business development. In 1997, Mr. Simmonds participated in the development and launch of an in-home digital video horseracing service in North America as a joint-venture with the Woodbine Entertainment Group.  In 1998, Mr. Simmonds launched a similar video service in the United States, through a distribution agreement with major satellite entity and a joint-marketing agreement with Penn National Racetrack’s Telephone Account Betting service. Mr. Simmonds served as VP and General Manager of TrackPower from 1998 to 2001 and continued to consult to TrackPower on their New York racetrack developments until 2003.  Mr. Simmonds attended McGill University from 1992 to 1996.

Mr. Simmonds is currently a director of Baymount, Inc.  Mr. Graham Simmonds is the son of Mr. John Simmonds, the Company’s CEO and Chairman.

Mr. Graham Simmonds will serve as interim chairman of the Audit Committee of the Board.

G. R. (“Randy”) Barber

Mr. Barber is a gaming executive with over 40 years of business, regulatory and governmental experience. As Chair of the Alcohol and Gaming Commission of Ontario (AGCO), Mr. Barber was responsible for regulating the sale, service, and consumption of beverage alcohol and for promoting moderation and responsible use. In addition, Mr. Barber ensured that casino and charitable gaming was conducted in the public interest, by people with integrity, and in a manner that is socially and financially responsible.

The AGCO was established in 1998 under the Alcohol and Gaming Regulation and Public Protection Act, 1996. It is a quasi-judicial regulatory agency that reports to the Minister of Government and Consumer
Services. Mr. Barber began his career with the AGCO in 1997 as per diem Vice Chair, and was appointed Chair by the Premiere of Ontario in 2001.

Mr. Barber serves on boards of various private companies.  Mr. Barber will serve as a member of the Audit Committee of the Board.

Adam Szweras

Mr. Szweras is a securities law partner with Fogler, Rubinoff LLP in Toronto as well as a director and co-founder of Foundation Opportunities Inc., a Toronto-based investment bank. Mr. Szweras specializes in financing and going public transactions and acts for mid-market companies looking to raise money or make acquisitions and assists private companies going public. He represents companies seeking listings on the Toronto Stock Exchange (TSX), the Toronto Venture Exchange (TSXV), the CNQ, US Exchanges including the NASDAQ, the AMEX and the Over-the-Counter Bulletin Board (OTC BB), and other exchanges internationally including the Alternate Investment Market (AIM) in London.

Mr. Szweras has authored numerous papers and articles relating to Canadian and foreign securities and corporate law and is a past editor of Canadian International Lawyer and the Canadian Bar Association Globetrotter. He joined Fogler, Rubinoff as a Partner in 2006 after practicing securities and corporate law with another major Canadian firm. Prior to that he was the managing partner of a prominent Bay Street securities law boutique where he represented public issuers and investment dealers.

Mr. Szweras is currently a director of Silver Shield Resources Corp. a public entity trading on the TSXV.  Mr. Szweras resides on boards of various private companies.

Mr. Szweras holds a L.L.B., 1994 from the Osgoode Hall Law School and is a member of the Law Society of Upper Canada.

Following the appointment of Messrs. Graham Simmonds, Barber and Szweras and the resignation of Ms. Weiler, the Board of Directors consists of five members, the majority of which are independent.

Item 9.01:                      Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description

99.1	Press Release dated April 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Date: May 21, 2008	By:	/s/ Gary N. Hokkanen
Name: Gary N. Hokkanen
Title : Chief Financial Officer